Press Release

WINN-DIXIE STORES, INC. | 5050 EDGEWOOD COURT | JACKSONVILLE, FLA. 32254 | (904) 783-5000

Winn-Dixie Stores Reports Second Quarter Fiscal 2010 Results,

Exceeds First Call Consensus Estimates

Highlights

•	Adjusted EBITDA of $30.5 million, above First Call consensus estimates of $18.6 million

•	Gross margin of 28.2%, an increase of approximately 10 basis points from year-ago period

•	Liquidity remains strong; no borrowings under credit facility expected in fiscal 2010

JACKSONVILLE, Fla. (February 16, 2010) — Winn-Dixie Stores, Inc. (NASDAQ: WINN), today reported its financial results for the second quarter of fiscal 2010, a 16-week period that ended on January 6, 2010.

Net sales in the second quarter were $2.2 billion, a decrease of $74.5 million, or 3.3%, compared to the same period in the prior fiscal year. Net sales this quarter were impacted negatively by approximately $22 million due to non-recurring storm-related sales and six store closures that occurred in fiscal 2009.

Identical store sales, which exclude stores that opened or closed during the quarter, decreased 2.9% for the second quarter compared to the same period in the prior fiscal year. The Company’s 52 offensive remodel stores which are still within their first year of operation had a 4.9% weighted average sales increase compared to the same period in the prior fiscal year, excluding the grand re-opening phase. Identical store sales in both remodeled and non-remodeled stores were negatively impacted this quarter by a challenging economic environment, deflationary pressures, non-recurring storm-related sales and a mix shift from branded pharmaceutical products to generics.

Net income in the second quarter of fiscal 2010 was $2.1 million, or $0.04 per diluted share, compared to net income of $16.1 million, or $0.30 per diluted share, in the second quarter of fiscal 2009. The decrease in net income was due primarily to a non-recurring gain on an insurance settlement of $22.4 million ($13.8 million net of tax, or $0.25 per diluted share) in fiscal 2009.

Adjusted EBITDA was $30.5 million in the second quarter of fiscal 2010, compared to Adjusted EBITDA of $35.5 million in the same period last year. Adjusted EBITDA in the second quarter of fiscal 2009 included an estimated benefit of $1.7 million due to storm-related sales net of storm-related inventory losses and other costs.

Winn-Dixie Chairman, CEO, and President, Peter Lynch, said, “The challenging economic environment and deflationary pressures continue to impact sales for the entire supermarket industry. Despite negative identical store sales, we are pleased with our overall operating execution during the quarter. In particular, we maintained our gross margin rate through effective management of our promotional activity and reduced our operating expenses.”

Mr. Lynch continued, “It is clear that consumers remain very cautious with their spending, which has influenced our sales across the chain, primarily with respect to overall basket size. However, we increased transactions by 4.1% in our first-year offensive remodels compared to last year, and our customers are continuing to respond positively to the changes we are making. Given the prevailing economic conditions, we will continue to be prudent with our capital spending and will selectively remodel a total of 60 stores in fiscal 2010 in locations where we believe we can generate the highest return on our investment.”

Details of the Second Quarter Results

Gross profit on sales in the second quarter was $613.5 million, a decrease of $19.0 million compared to the same period in the prior fiscal year. As a percentage of net sales, gross margin was 28.2% in the second quarter, compared to 28.1% in the second quarter of fiscal 2009. The improvement in gross margin as a percentage of net sales was attributable primarily to a lower LIFO charge, offset by an increase in inventory shrink and higher warehouse expenses.

Other operating and administrative expenses for the second quarter were $610.9 million, a decrease of $9.3 million compared to the same period in the prior fiscal year. Excluding the Company’s adjustments to prior year self-insurance reserves, depreciation and amortization, and share-based compensation, other operating and administrative expenses for the second quarter were $585.4 million, a decrease of $14.1 million compared to the same period in the prior fiscal year. The decrease in other operating and administrative expenses was due primarily to lower payroll-related expenses, occupancy costs and utilities.

28-Week Results Ended January 6, 2010

Net sales for the 28 weeks were $3.8 billion, a decrease of $108.8 million, compared to the same period in the prior fiscal year. Net sales for the 28 weeks were impacted negatively by approximately $50 million due to non-recurring storm-related sales and six store closures that occurred in fiscal 2009.

Identical store sales, which exclude stores that opened or closed during the 28 weeks, decreased 2.3% compared to the same period in the prior fiscal year. The Company’s 52 offensive remodeled stores that are still within their first year of operation, had a 5.8% weighted average sales increase compared to the same period in the prior fiscal year, excluding the grand re-opening phase.

Gross profit on sales was $1.1 billion, a decrease of $20.5 million compared to the same period in the prior fiscal year. As a percentage of net sales, gross margin was 28.3%, compared to 28.0% in the same period in the prior fiscal year. The improvement in gross margin as a percentage of net sales was attributable primarily to a lower LIFO charge and lower transportation costs, offset by increases in inventory shrink.

Other operating and administrative expenses were $1.1 billion, a decrease of $8.3 million compared to the same period in the prior fiscal year. Excluding the Company’s adjustments to prior year self-insurance reserves, depreciation and amortization, and share-based compensation, other operating and administrative expenses for the 28 weeks were $1.0 billion, a decrease of $13.1 million compared to the same period in the prior fiscal year. The decrease in other operating and administrative expenses was due primarily to non-recurring storm-related expenses, lower utilities, occupancy costs and payroll-related expenses.

The Company reported a net loss of $6.0 million, or $0.11 per diluted share, compared to net income of $13.8 million, or $0.25 per diluted share, in the same period in the prior fiscal year. The decrease in net income was due primarily to a prior year gain on an insurance settlement of $22.4 million ($13.8 million net of tax, or $0.25 per diluted share) in fiscal 2009.

Adjusted EBITDA for the 28 weeks was $53.3 million compared to $62.5 million in Adjusted EBITDA in the prior year period. Adjusted EBITDA for the 28 weeks of fiscal 2009 included a benefit of approximately $4.4 million due to storm-related sales net of storm-related inventory losses and other costs.

Liquidity and Capital Resources

As of January 6, 2010, Winn-Dixie had approximately $662.8 million of liquidity, comprised of $508.5 million of borrowing availability under its credit agreement and $154.3 million of cash and cash equivalents. The Company noted that its liquidity is sufficient to continue funding its capital program, and it does not expect any borrowings under its credit facility for fiscal 2010.

The Company’s capital expenditures for fiscal 2010 are now expected to be approximately $200 million, a $20 million decrease from its prior expectation. The reductions are expected in remodel and other expenditures.

Fiscal 2010 Guidance

The Company re-affirmed its guidance range of $140 to $160 million in Adjusted EBITDA for fiscal 2010. The Company expects the challenging economic environment to continue to affect its business for the remainder of the fiscal year, and therefore expects to be at the low end of the guidance range.

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Wednesday, February 17, 2010, from 8:30 AM to 9:30 AM Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company’s Investor Relations section at http://www.winn-dixie.com under “Investors”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 888-680-0878 or 617-213-4855 access code 90847611. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website from February 17, 2010, through February 24, 2010; it can also be accessed by calling 888-286-8010 or 617-801-6888. The replay passcode is 64292109.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 515 retail grocery locations, including more than 400 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

The Securities and Exchange Commission (“SEC”) has adopted rules related to disclosure of certain financial measures not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press releases and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other peers in its industry. Adjusted EBITDA is reconciled to Net Income on the attached schedules of this release.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2009, and other Company filings with the SEC. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data	16 weeks ended
	January 6, 2010		January 7, 2009
	Amount	%	Amount	%
Net sales	$2,175,589	100.0	$2,250,046	100.0
Cost of sales, including warehouse and delivery expenses	1,562,082	71.8	1,617,551	71.9

Gross profit on sales	613,507	28.2	632,495	28.1
Other operating and administrative expenses	610,890	28.1	620,236	27.5
Gain on insurance settlement	—	—	(22,430)	(1.0)
Impairment charges	1,071	—	1,666	0.1

Operating income	1,546	0.1	33,023	1.5
Interest expense, net	1,419	0.1	1,591	0.1

Income before income taxes	127	—	31,432	1.4
Income tax (benefit) expense	(1,968)	(0.1)	15,330	0.7

Net income	$2,095	0.1	$16,102	0.7

Basic and diluted earnings per share	$0.04		0.30

Diluted earnings per share	$0.04		0.30

Weighted average common shares outstanding-basic	54,905		54,309

Weighted average common shares outstanding-diluted	55,159		54,571

Basic and diluted earnings per share	$0.04		0.30

Weighted average common shares outstanding
- basic	54,905		54,309

- diluted	55,159		54,571

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income	$2,095		16,102
Adjustments to reconcile net income to EBITDA:
Income tax (benefit) expense	(1,968)		15,330
Depreciation and amortization	30,413		29,363
Favorable and unfavorable lease amortization, net	208		806
Interest expense, net	1,419		1,591

EBITDA	32,167		63,192

Adjustments to reconcile EBITDA to Adjusted EBITDA
Impairment charges	1,071		1,666
Share-based compensation	6,167		4,068
Post-emergence bankruptcy-related professional fees	560		773
VISA / MasterCard Settlement	(1,788)		(2,563)
Gain on insurance settlement	—		(22,430)
Self-insurance reserve adjustment	(7,721)		(9,185)

Adjusted EBITDA	$30,456		35,521

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data	28 weeks ended
	January 6, 2010		January 7, 2009
	Amount	%	Amount	%
Net sales	$3,817,162	100.0	$3,925,981	100.0
Cost of sales, including warehouse and delivery expenses	2,738,414	71.7	2,826,728	72.0

Gross profit on sales	1,078,748	28.3	1,099,253	28.0
Other operating and administrative expenses	1,080,024	28.3	1,088,338	27.7
Gain on insurance settlement	—	—	(22,430)	(0.5)
Impairment charges	4,594	0.1	1,666	—

Operating (loss) income	(5,870)	(0.1)	31,679	0.8
Interest expense, net	2,743	0.1	2,593	0.1

(Loss) income before income taxes	(8,613)	(0.2)	29,086	0.7
Income tax (benefit) expense	(2,650)	(0.1)	15,254	0.4

Net (loss) income	$(5,963)	(0.1)	$13,832	0.3

Basic and diluted (loss) earnings per share	$(0.11)		0.25

Diluted (loss) earnings per share	$(0.11)		0.25

Weighted average common shares outstanding-basic	54,792		54,272

Weighted average common shares outstanding-diluted	54,792		54,507

Basic and diluted (loss) earnings per share	$(0.11)		0.25

Weighted average common shares outstanding
- basic	54,792		54,272

- diluted	54,792		54,507

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net (loss) income	$(5,963)		13,832
Adjustments to reconcile net (loss) income to EBITDA:
Income tax (benefit) expense	(2,650)		15,254
Depreciation and amortization	53,266		53,392
Favorable and unfavorable lease amortization, net	230		1,271
Interest expense, net	2,743		2,593

EBITDA	47,626		86,342

Adjustments to reconcile EBITDA to Adjusted EBITDA
Impairment charges	4,594		1,666
Share-based compensation	9,463		7,503
Post-emergence bankruptcy-related professional fees	1,098		1,168
VISA / MasterCard Settlement	(1,788)		(2,563)
Gain on insurance settlement	—		(22,430)
Self-insurance reserve adjustment	(7,721)		(9,185)

Adjusted EBITDA	$53,272		62,501

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value
	Jan. 6, 2010	June 24, 2009
ASSETS
Current assets:
Cash and cash equivalents	$154,274	182,823
Trade and other receivables, less allowance for doubtful receivables of $3,787 ($3,946 at June 24, 2009)	78,024	70,115
Income tax receivable	5,442	3,351
Merchandise inventories, less LIFO reserve of $42,042 ($39,252 at June 24, 2009)	653,503	665,481
Prepaid expenses and other current assets	32,124	32,571

Total current assets	923,367	954,341

Property, plant and equipment, net	623,553	591,712
Intangible assets, net	218,009	225,732
Deferred tax assets, non-current	38,109	37,987
Other assets, net	4,307	5,277

Total assets	$1,807,345	1,815,049

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$10,873	10,888
Accounts payable	348,363	333,471
Reserve for self-insurance liabilities	75,796	71,744
Accrued wages and salaries	67,577	80,796
Accrued rent	27,775	35,274
Deferred tax liabilities	45,926	45,792
Accrued expenses	84,073	81,240

Total current liabilities	660,383	659,205

Reserve for self-insurance liabilities	112,197	117,396
Long-term borrowings under credit facilities	356	—
Unfavorable leases	104,530	110,936
Obligations under capital leases	23,787	24,378
Other liabilities	23,639	24,036

Total liabilities	924,892	935,951

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 55,033,137 shares issued; 54,934,610 outstanding at Jan. 6, 2010 and 54,582,067 shares issued; 54,483,540 outstanding at June 24, 2009.	55	54
Additional paid-in-capital	801,108	791,567
Retained earnings	75,103	81,066
Accumulated other comprehensive income	6,187	6,411

Total shareholders’ equity	882,453	879,098

Total liabilities and shareholders’ equity	$1,807,345	1,815,049

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Amounts in thousands	28 weeks ended
	Jan. 6, 2010	Jan. 7, 2009
Cash flows from operating activities:
Net (loss) income	$(5,963)	13,832
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss (gain) on sales of assets, net	68	(20)
Impairment charges	4,594	1,666
Gain on insurance settlement	—	(22,430)
Depreciation and amortization	53,266	53,392
Deferred income taxes	12	15,254
Share-based compensation	9,463	7,503
Change in operating assets and liabilities:
Favorable and unfavorable leases, net	230	1,271
Trade, insurance and other receivables	(7,927)	13,651
Merchandise inventories	11,978	(12,436)
Prepaid expenses and other current assets	447	8,454
Accounts payable	2,150	(29,473)
Income taxes payable/receivable	(2,811)	451
Reserve for self-insurance liabilities	(1,147)	(395)
Accrued expenses and other	(17,411)	(14,256)

Net cash provided by operating activities	46,949	36,464

Cash flows from investing activities:
Purchases of property, plant and equipment	(78,860)	(107,405)
(Increase) decrease in investments and other assets, net (4,173)	6,017
Sales of assets	322	433
Proceeds from insurance	—	17,601

Net cash used in investing activities	(82,711)	(83,354)

Cash flows from financing activities:
Gross borrowings on credit facilities	5,794	7,740
Gross payments on credit facilities	(5,438)	(7,798)
Increase (decrease) in book overdrafts	12,742	(4,710)
Principal payments on capital leases	(5,964)	(4,561)
Proceeds from sales under Employee Stock Purchase Plan	79	—
Cash received from exercised share options	—	—

Net cash provided by (used in) financing activities	7,213	(9,329)

Decrease in cash and cash equivalents	(28,549)	(56,219)
Cash and cash equivalents classified as assets held for sale	—	—
Cash and cash equivalents at beginning of period	182,823	201,275

Cash and cash equivalents at end of period	$154,274	145,056